Exhibit 99.1

ENERSYS ANNOUNCES INCREMENTAL BENEFITS FROM IRA SECTION 45X TAX CREDITS AND INCREASES ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE

READING, Pa.,—December 17, 2024—EnerSys (NYSE: ENS), a global leader in stored energy solutions for industrial applications, today announced incremental benefits associated with the Advanced Manufacturing Production Credit, part of Section 45X of the Internal Revenue Code (IRC). Based on final regulations for certain direct material input costs recently issued by the U.S. Treasury Department, and subsequent review by EnerSys’ external advisors, the Company has refined its calculations to expand the value of its benefits for tax credits, including credits related to its production of Electrode Active Material.

EnerSys estimates the incremental benefits to be approximately $3 million to $4 million per quarter. As a result, EnerSys will record a one-time catch-up adjustment during its fiscal third quarter 2025 of $30 million to $35 million to reflect benefits retroactive to its fiscal fourth quarter of 2023, when the Advanced Manufacturing Production Credit under IRC 45X originally took effect.

As a result of the incremental benefits, EnerSys is raising its fiscal third quarter 2025 and full year fiscal 2025 adjusted diluted earnings per share (EPS) guidance ranges to incorporate these benefits. The Company had previously provided third quarter adjusted diluted EPS guidance in the range of $2.20 to $2.30 and full year adjusted diluted EPS guidance between $8.75 and $9.05. With the incremental Section 45X benefits, EnerSys now anticipates third quarter fiscal 2025 adjusted diluted EPS of $3.00 to $3.10 and full year fiscal 2025 adjusted diluted EPS of $9.65 to $9.95.

Based on the final regulations, the Company expects to record annual tax credits as a reduction to cost of goods sold and not subject to taxation to be in the range of approximately $135 million to $175 million. This compares to the previously communicated annual range of approximately $120 million to $160 million. The Company expects to continue to receive tax credits associated with its qualifying U.S. production volumes through December 31, 2032.

The Company anticipates receiving its first tax refund under the Section 45X credits following the finalization of its fiscal year 2024 tax filings, which is expected to positively impact cash flow by the end of fiscal year 2025.

Section 45X was created under Section 13502 of the Inflation Reduction Act of 2022 (the "IRA" or the "Act") and signed into law on August 16, 2022. Section 45X provides Advanced Manufacturing Production Credits (“Credit(s)”) for battery cells and battery modules produced in the United States (U.S.) with an energy density of not less than 100 watt-hours per liter. Credits are determined based on sales of qualifying products produced in the U.S. from January 1, 2023 through December 31, 2032. More information on final regulations for Section 45X can be found at https://www.federalregister.gov/documents/2024/10/28/2024-24840/advanced-manufacturing-production-credit.

About EnerSys

EnerSys is the global leader in stored energy solutions for industrial applications and designs, manufactures, and distributes energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. The company goes to market through four lines of business: Energy Systems, Motive Power, Specialty and New Ventures. Energy Systems, which combine power conversion, power distribution, energy storage, and enclosures, are used in the telecommunication, broadband and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, portable power solutions for soldiers in the field, large over-the-road trucks, premium automotive, medical and security systems applications. New Ventures provides energy storage and management systems for various applications including demand charge reduction, utility back-up power, and dynamic fast charging for electric vehicles. EnerSys also provides aftermarket and customer support services to its customers in over 100 countries through its sales and manufacturing locations around the world. To learn more about EnerSys please visit https://www.enersys.com/en/.

Caution Concerning Forward-Looking Statements

EnerSys is making this statement in order to satisfy the “Safe Harbor” provision contained in the Private Securities Litigation Reform Act of 1995. Any of the statements contained in this press release that are not statements of historical fact, including, but not limited to, statements related to the amounts of the Credits and tax refunds payable to EnerSys, the sales of qualifying products produced by EnerSys as determined under the Act, the expected duration of the Act and payment of the Credits thereunder, and earnings in future periods, may include forward-looking statements that involve a number of risks and uncertainties. A forward-looking statement predicts, projects, or uses future events as expectations or possibilities. Forward-looking statements may be based on expectations concerning future events and are subject to risks and uncertainties relating to operations and the economic environment, all of which are difficult to predict and many of which are beyond our control. For a discussion of such risks and uncertainties that could cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, please see our filings with the Securities and Exchange Commission, including, but not limited to, our “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors” as disclosed in our Annual Report on Form 10-K for fiscal year ended March 31, 2024. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

CONTACT

Lisa Hartman
Vice President, Investor Relations and Corporate Communications
EnerSys
610-236-4040
E-mail: investorrelations@enersys.com